Exhibit 99.1

For Immediate Release	For additional information contact:
Peter J. O’Hanlon or Jon M. Donnell
(614) 761-6000

Dominion Homes Reports Record

Net Income for the Second Quarter of 2003 and Year to Date

DUBLIN, Ohio – July 24, 2003 – Dominion Homes (NASDAQ:DHOM) reported net income for the three months ended June 30, 2003 increased 31% to $8.2 million from $6.3 million for the three months ended June 30, 2002. Diluted earnings per share increased to $1.02 per share for second quarter 2003 compared to $0.94 per share for the same period the previous year. Second quarter 2003 earnings per share reflect the larger number of weighted average diluted shares for the three months ended on June 30, 2003, which increased 21% to 8,073,706 shares from 6,695,781 shares for the same period in 2002.

Revenues for the second quarter of 2003 increased by 5% to $140.0 million from the delivery of 764 homes, compared to revenues for second quarter 2002 of $133.2 from the delivery of 702 homes. Gross profit for the second quarter of 2003 increased 14% to $33.5 million from $29.3 million for the second quarter of 2002. The improvement in gross profit was partially offset by a $1.8 million increase in selling, general and administrative expense over second quarter 2002 due primarily to the increased number of closings.

Net income for the first six months of 2003 increased 26% to $13.1 million from $10.4 million for the same period the previous year. Diluted earnings per share increased to $1.61 per share for the first six months of 2003 compared to $1.56 per share for the same period the previous year. Weighted average diluted shares for the six months ended June 30, 2003 increased 22% to 8,104,219 shares from 6,638,189 shares for the same period in 2002.

Revenues for the first six months of 2003 increased 5% to $244.0 million from the delivery of 1,333 homes compared to revenues for the same period the previous year of $231.5 million from the delivery of 1,220 homes. Gross profit for the first six months of 2003 increased by 12% to $58.4 million from $52.2 million the previous year. A $3.3 million increase in selling, general and administrative expense during the first six months of 2003 was partially offset by a decrease in interest expense of $1.1 million.

As previously reported on July 9, 2003, the Company sold a record 904 homes during the three months ended June 30, 2003, representing a sales value of $161.0 million, compared to 625 homes, representing a sales value of $112.2 million, during the three months ended June 30, 2002. The Company sold a record 1,767 homes during the first six months of 2003, representing a sales value of $313.1 million, compared to 1,342 homes, representing a sales value of $245.7 million, for the first six months of 2002. The Company had a record backlog of 1,452 contracts, with a sales value of $269.5 million, on June 30, 2003 compared to a backlog of 1,154 contracts, with a sales value of $223.7 million, on June 30, 2002.

The Company’s weighted average number of shares outstanding on June 30, 2003 increased compared to June 30, 2002 principally due to the Company’s sale of 1,503,900 of its shares during June and July of 2002, offset by the subsequent repurchase by the Company of 147,500 shares during February 2003. The repurchase of the 147,500 shares was made pursuant to a plan authorized February 10, 2003 by the Company’s Board of directors allowing the Company to repurchase up to 250,000 of its shares through December 31, 2003. On May 6, 2003 the Company’s Board of Directors increased the number of shares that could be repurchased during 2003 to 397,500 shares.

The Company will host a conference call on July 25, 2003 at 11:00 a.m. Eastern Time. Interested parties may listen by accessing the Company’s website at www.dominionhomes.com.

Dominion Homes offers three distinct series of homes which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville, Kentucky. Additional information about Dominion Homes and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues	$139,974	$133,162	$243,959	$231,540
Cost of real estate sold	106,518	103,865	185,564	179,307

Gross profit	33,456	29,297	58,395	52,233
Selling, general and administrative	17,600	15,790	32,980	29,632

Income from operations	15,856	13,507	25,415	22,601
Interest expense	2,118	2,766	3,746	4,865

Income before income taxes	13,738	10,741	21,669	17,736
Provision for income taxes	5,523	4,446	8,616	7,370

Net income	$8,215	$6,295	$13,053	$10,366

Earnings per share
Basic	$1.04	$0.96	$1.64	$1.59

Diluted	$1.02	$0.94	$1.61	$1.56

Weighted average shares outstanding
Basic	7,902,988	6,572,576	7,939,552	6,519,471

Diluted	8,073,706	6,695,781	8,104,219	6,638,189

Consolidated Balance Sheet

	June 30 2003	December 31 2002
ASSETS
Cash and cash equivalents	$3,433	$4,121
Accounts receivable	4,237	2,997
Real estate inventories	282,657	262,855
Prepaid expenses and other	4,461	3,404
Deferred income taxes	6,782	6,901
Net property and equipment	10,640	7,459

Total assets	$312,210	$287,737

LIABILITIES AND SHAREHOLDERS’ EQUITY
Note payable, banks	$118,036	$111,070
Term debt	4,994	4,415
Other liabilities	44,122	39,271

Total liabilities	167,152	154,756
Total shareholders’ equity	145,058	132,981

Total liabilities and shareholders’ equity	$312,210	$287,737

Lot Inventory as of June 30, 2003

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Central Ohio	1,081	1,649	4,699	7,429
Louisville, Kentucky	192	48	810	1,050
Controlled by the Company:
Central Ohio	—	—	5,663	5,663
Louisville, Kentucky	—	—	1,561	1,561

	1,273	1,697	12,733	15,703

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